Exhibit 10.17

VAIL RESORTS, INC.

FORM OF RESTRICTED SHARE [UNIT] AGREEMENT

THIS AGREEMENT, dated as of [date], is between Vail Resorts, Inc., a Delaware corporation (the “Company”), and [name of employee] (the “Employee”).

WHEREAS, the Employee has been granted the following award under the Company’s Amended and Restated 2002 Long Term Incentive and Share Award Plan (the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

Award of Shares.  Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Employee is hereby awarded [number of shares][number of units] [Restricted Shares][Restricted Share Units] (the “Award”), subject to the terms and conditions of the Plan and those herein set forth.  The Award is granted as of [date] (the “Date of Grant”). Capitalized terms used herein and not defined shall have the meanings set forth in the Plan. In the event of any conflict between this Agreement and the Plan, the Plan shall control.

Terms and Conditions.  It is understood and agreed that the Award of [Restricted Shares] [Restricted Share Units] evidenced hereby is subject to the following terms and conditions:

Vesting of Award.  Subject to Section 2(b) below and the other terms and conditions of this Agreement, this Award shall become vested in three equal annual installments, commencing on the first anniversary of the Date of Grant and continuing on each of the following two anniversaries of the Date of Grant. [RS: Unless otherwise provided by the Committee, all dividends and other amounts receivable in connection with any adjustments to the Shares under Section 4(c) of the Plan shall be subject to the vesting schedule in this Section 2(a).]

Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control (as such term is defined below), this Award, if not already vested under this Section 2(a), will vest in full at the time of the Change in Control.  For purposes of this Agreement, “Change in Control” shall mean an event or series of events by which:

(i)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent, or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis; or

(ii)  during any period of twenty four (24) consecutive months, a majority of the members of the Board or other equivalent governing body of the Company cease to be composed of individuals (1) who were members of that Board or equivalent governing body on the first day of such period, (2) whose election or nomination to that Board or equivalent governing body was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body, or (3) whose election or nomination to that Board or other equivalent governing body was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that Board or equivalent governing body (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that Board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board); or

(iii)  any person or two or more persons acting in concert shall have acquired, by contract or otherwise, control over the equity securities of the Company entitled to vote for members of the Board or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) representing 51% or more of the combined voting power of such securities; or

(iv)                      the Company sells or transfers (other than by mortgage or pledge) all or substantially all of its properties and assets to, another “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act).

Termination of Service; Forfeiture of Unvested Shares; Death.  In the event of a termination of the Employee’s employment with the Company and its Subsidiaries prior to the date that the Award otherwise becomes vested, the unvested portion of the Award shall immediately be forfeited by the Employee and become the property of the Company.  Notwithstanding the foregoing, if your employment with the Company and/or its Subsidiaries terminates as a result of your death, then this Award, if not already vested under Section 2(a), will vest in full as of the date of death.

[RS: Certificates.  Each certificate or other evidence of ownership issued in respect of Restricted Shares awarded hereunder shall be deposited with the Company, or its designee, together with, if requested by the Company, a stock power executed in blank by the Employee, and shall bear a legend disclosing the restrictions on transferability imposed on such Restricted Shares by this Agreement (the “Restrictive Legend”).  Upon the vesting of Restricted Shares pursuant to Section 2(a) hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing such vested Shares, not bearing the Restrictive Legend, shall be delivered to the Employee or other evidence of vested Shares shall be provided to the Employee.]

[RSU:  Delivery. Upon the vesting of Restricted Share Units pursuant to Section 2(a) hereof and the satisfaction of any withholding tax liability pursuant to Section 5 hereof, the certificates evidencing the Shares to which the vested Restricted Share Units relate shall be delivered to the Employee or other evidence of the Shares shall be provided to the Employee.  In the event of your death and the vesting of this Award pursuant to Section 1(b) above, the Shares shall be delivered to the executor or administrator of your estate or to the person or persons to whom your rights under this Agreement shall pass by will or by the laws of intestate succession.]

[RS:  Rights of a Stockholder.  Prior to the time a Restricted Share is fully vested hereunder, the Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber such Restricted Share.  During such period, the Employee shall have all other rights of a stockholder, including, but not limited to, the right to vote and to receive dividends (subject to Section 2(a) hereof) at the time paid on such Restricted Shares.]

[RSU:  Rights of a Stockholder.  The Employee shall have no right to transfer, pledge, hypothecate or otherwise encumber the Restricted Share Units. The Employee shall not have the rights of a stockholder with respect to the Restricted Share Units, including the right to receive dividends.]

No Right to Continued Employment.  This Award shall not confer upon the Employee any right with respect to continuance of employment by the Company nor shall this Award interfere with the right of the Company to terminate the Employee’s employment at any time.

Transfer of Shares.  The Shares delivered hereunder, or any interest therein, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable federal and state securities laws or any other applicable laws or regulations and the terms and conditions hereof.

Expenses of Issuance of Shares.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Shares.

[RS:  Withholding.  No later than the date of vesting of (or the date of an election by the Employee under Section 83(b) of the Code with respect to) the Award granted hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to such Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time.  The Employee may elect to have the Company withhold Shares to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect.]

[RSU:  Withholding. No later than the date of delivery of Shares pursuant to Section 2(c) hereunder, the Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at such time with respect to the Award and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld at such time. The Employee may elect to have the Company withhold Shares to pay any applicable withholding taxes resulting from the Award, in accordance with any rules or regulations of the Committee then in effect.]

References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:	Vail Resorts, Inc.
390 Interlocken Crescent
Suite 1000
Broomfield, Colorado 80021
Attention: General Counsel

If to the Employee:
At the Employee’s most recent address shown on the Company’s corporate records, or at any other address which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

[RSU: Adjustments.  In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of your rights under this Award, then the Committee shall make such equitable changes or adjustments as it deems appropriate and adjust, in such manner as it deems equitable, including, without limitation, the number and kind of Shares, other securities or other consideration issued or issuable with respect to this Award. In the event that the Company shall declare an extraordinary cash dividend, then the Committee shall in its discretion either (i) pay you cash when and as your RSUs vest in an amount equal to the number of RSUs vested multiplied by the per share amount of such extraordinary cash dividend; or (ii) make such other adjustment as the Committee determines would provide you a substantially similar benefit.]

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflict of laws.

Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

VAIL RESORTS, INC.

By:
Name:
Title:

EMPLOYEE:

[Typewritten Name of Employee]